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                                                                      EXHIBIT 5

                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777




                                 June 2, 1997

Medirisk, Inc.
Two Piedmont Center, Suite 400
3565 Piedmont Road, N.E.
Atlanta, GA 30305-1502

      Re:   Registration of 602,693 shares of Common Stock of Medirisk, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Medirisk, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 for the Medirisk, Inc. 1996 Stock Incentive Plan and Medirisk, Inc. Non-Management Directors' Stock Option Plan (the Registration Statement, as amended, is hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the Company of up to 602,693 shares of its Common Stock, par value $0.001 per share ("Common Stock"). The shares of Common Stock are hereinafter referred to as the "Company Securities."

      In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended; (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the shares of Company Securities; (iii) the Registration Statement and all exhibits thereto; and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

      In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.



                          601 Pennsylvania Avenue, N.W.
                            North Building, Suite 250
                           Washington, D.C. 20004-2601


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Medirisk, Inc.
June 2, 1997
Page 2



      Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion, under the laws of the State of Delaware, that the Company Securities, upon receipt by the Company of the full consideration for the Company Securities in accordance with the terms stock incentive agreements entered into under the Medirisk, Inc. 1996 Stock Incentive Plan and Medirisk, Inc. Non-Management Directors' Stock Option Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under "Legal Matters" in any Prospectus deemed to form a part of such Registration Statement.

                                Very truly yours,

                                ALSTON & BIRD


                                By:      /s/Douglas B. Chappell
                                   -------------------------------------
                                      Douglas B. Chappell, a Partner